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                                                                    Exhibit 99.1


                                                    [Logo of National Steel]
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                                                   National Steel Corporation
                                                   4100 Edison Lakes Parkway
                                                   Mishawaka, IN  46545-3440
News Release

Media Contact:                Ronald B. Freeman
                              574-273-7559

Analyst / Investor Contact:   William E. McDonough
                              574-273-7414

                           NATIONAL STEEL CORPORATION
               ANNOUNCES CHAPTER 11 UPDATE AND JULY 2002 RESULTS

     Mishawaka IN, August 28, 2002 - National Steel Corporation filed its petition for Chapter 11 bankruptcy protection on March 6, 2002. Since that time the Company has been working diligently with its advisors to prepare a plan of reorganization that will allow National Steel to emerge from Chapter 11 as quickly as possible. Hisashi Tanaka, chairman and chief executive officer said, "We have been very focused on our restructuring efforts and stabilizing our operations. It is now time to give everyone an update on our progress."

     The Company has been working on a number of strategic initiatives since the bankruptcy filing. Ongoing discussions have occurred with suppliers and vendors to review and renegotiate unfavorable contracts and improve payment terms. In many cases this activity has allowed the Company to reduce costs and extend payment terms to a more normal cycle, which has improved overall cash flow. "Our suppliers and vendors have been very supportive throughout this process. Their willingness to work with us has allowed us to stabilize our business in a most expeditious manner," Mr. Tanaka said.

     In addition to these steps, National has made customer service a priority. "I have made it clear to our employees that their attention must be on solid operating practices which translates to good customer service. We must make sure our customers are continuing to receive a quality product, on time," said Mr. Tanaka.

     Mr. Tanaka stated, "In spite of the distraction our March 6 filing created, our production facilities have been very focused on stabilizing operations. They have done a good job of reducing production costs and improving quality. These actions have had a very positive effect on our bottom line." This, along with improved economic conditions in the markets National serves, has resulted in improving financial results since March.

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                                                                    Exhibit 99.1

     The Company, along with its advisors, is developing a long-term business plan which would form the basis for a stand-alone plan of reorganization. In addition, the Company and its advisors are looking at potential merger or acquisition opportunities for the Company. "Our goal is to look at all options to ensure the long-term viability of the Company while at the same time focusing on emerging from bankruptcy as soon as possible," said Mr. Tanaka. "In the meantime our business continues to improve and our strong liquidity position should allow us the proper time to analyze all options," he concluded.

     On August 23, 2002, the Company filed a Form 8-K reporting its July 2002 financial results. For the month of July, the Company reported a net loss of $4.0 million, an improvement of $7.7 million compared to June 2002, on revenues of $211 million. Operating income was slightly negative at $0.5 million, however EBITDA was positive at $7 million. Total available liquidity, which includes cash balances plus available borrowing capacity under the DIP facility, net of reserves, was $209 million at the end of July 2002.

     "July is traditionally a difficult month due to the two week shutdown at automotive production facilities for model changeovers. Nevertheless, our results were better than forecasted and an improvement over June, reflecting the impact of our actions to reduce costs and streamline operations, as well as the positive impacts that the steel tariffs have had on spot market pricing," said John Maczuzak, President and Chief Operating Officer. "We have improved our overall position, including liquidity, in part due to better selling prices, but also by renegotiating vendor agreements, reducing costs and lowering inventories. These factors, along with the support of our customers, vendors and employees, have all contributed to the progress thus far achieved in our reorganization," he concluded.

     All statements contained in this release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company's actual results to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent Form 10-K for the year ended December 31, 2001. The Company undertakes no responsibility, other than as required under applicable law, to provide future status reports regarding its financial results or its reorganization.

     Headquartered in Mishawaka, Indiana, National Steel Corporation is one of the nation's largest producers of carbon flat-rolled steel products, with annual shipments of approximately six million tons. National Steel employs approximately 8,200 employees. Please visit the Company's web site at www.nationalsteel.com for more information on the Company and its products and facilities.